Putnam High Yield Trust
8/31/12

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A         $79,447
Class B   	  1,225
Class C		  2,887
Class M		  1,309

72DD2 (000s omitted)

Class R		   658
Class Y		10,766

73A1

Class A		$0.515
Class B		 0.458
Class C	         0.461
Class M          0.495

73A2

Class R		 0.498
Class Y		 0.535

74U1 (000s omitted)

Class A		 154,840
Class B		   2,659
Class C		   7,216
Class M		   2,637

74U2 (000s omitted)

Class R		  1,412
Class Y		 21,510


74V1

Class A		$7.76
Class B		 7.74
Class C		 7.69
Class M		$7.78

74V2

Class R		 7.61
Class Y		 7.63


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.